UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
May 16, 2016
Date of Report (Date of earliest event reported)

GlobalSCAPE, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33601	74-2785449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4500 Lockhill Selma Road, Suite 150
San Antonio, Texas 78249
(210) 308-8267
(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)	On May 16, 2016, James Bindseil, GlobalSCAPE’s President and Chief Executive Officer and a director of the Company, notified the Company that he had resigned from all positions with the Company effective immediately.

(c)	On May 16, 2016, Matthew Goulet, formerly the Company’s Chief Operating Officer and Senior Vice President of Sales and Marketing, was elected President and Chief Executive Officer. In connection with his election, Mr. Goulet’s annual salary was set at $300,000 and the Company agreed to grant Mr. Goulet options to purchase a total of 250,000 shares of which 150,000 were granted immediately and 100,000 will be granted in February 2017 when the Company regularly makes stock incentive awards to executive officers.

Mr. Goulet will also be eligible for an annual bonus of up to 35% of his annual salary pursuant to the terms of the Company’s annual bonus plan.  Mr. Goulet will receive quarterly payments equal to one-half of the estimated bonus of $105,000 beginning with the quarter ended June 30, 2016.  The balance will be paid when all bonuses are paid to executive officers of the Company in 2017.  Mr. Goulet will no longer be eligible for sales commissions.

Prior to being named President and Chief Executive Officer, Mr. Goulet, age 43, had served as GlobalSCAPE’s Chief Operating Officer since October 2015 and its Senior Vice President of Sales and Marketing since January 2015.  From October 2013 to December 2014, he was GlobalSCAPE’s Vice President of Sales.  He has more than 18 years of experience in the security, networking, and storage industries.  From 2008 to September 2013, he was at Kaspersky Labs, an information technologies security company, most recently as the Vice President of SME sales and operations, where he helped build Kaspersky’s reseller channel.

Mr. Goulet received a BS in Marketing from the Boston College Carroll School of Management.

Item 9.01  Financial Statements and Exhibits

(d) Exhibit

99.1           News release dated May 16, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSCAPE, INC.

By:	/s/s James Albrecht
James Albrecht, Chief Financial Officer
Dated:	May 16, 2016